Alliance One International, Inc.
Page 1
EXHIBIT 99.1

Alliance One International, Inc. Tel: 919 379 4300 8001 Aerial Center Parkway Fax: 919 379 4346 Post Office Box 2009 www.aointl.com Morrisville, NC 27560-2009 USA

NEWS RELEASE	Contact: Joel L. Thomas
(919) 379-4300
February 8, 2006

Alliance One Announces Completion of Exchange Offers For Senior Notes and Senior Subordinated Notes

Morrisville, NC – Alliance One International, Inc. (NYSE: AOI) announced today that it has completed exchange offers for all of its outstanding 11% Senior Notes due 2012 and 12 ¾% Senior Subordinated Notes due 2012.  Alliance One offered to exchange up to $315,000,000 aggregate principal amount of its 11% Senior Notes due 2012 which have been registered under the Securities Act of 1933, as amended, for a like principal amount of its original unregistered 11% Senior Notes due 2012, which were issued pursuant to Rule 144A and Regulation S under the Securities Act of 1933 on May 13, 2005 and up to $100,000,000 aggregate principal amount of its 12 ¾ % Senior Subordinated Notes due 2012 which have been registered under the Securities Act of 1933, as amended, for a like principal amount of its original unregistered 12 ¾ % Senior Subordinated Notes due 2012, which were issued pursuant to Rule 144A and Regulation S under the Securities Act of 1933 on May 13, 2005. The terms of the exchange securities are identical in all material respects to the terms of the original securities for which they were exchanged, except that the registration rights and the transfer restrictions applicable to the original securities are not applicable to the exchange securities.

The exchange offers expired at 5:00 p.m., New York City time, on February 7, 2006. The exchange offers were made to satisfy Alliance One’s obligations under a registration rights agreement entered into with the initial purchasers of the restricted notes at the time such notes were originally issued. Deutsche Bank Trust Company Americas acted as exchange agent for the exchange offers.

As of the expiration of the exchange offers, all of the $315 million in aggregate principal amount of the originally issued 11% Senior Notes and $100 million in aggregate principal amount of the originally issued 12 3/4% Senior Subordinated Notes were tendered for exchange. All notes that were properly tendered in the exchange offers will be accepted for exchange.

The exchange offers were made only pursuant to Alliance One’s prospectus, dated January 6, 2006, which was filed with the Securities and Exchange Commission as part of Alliance One’s Registration Statement on Form S-4. The Registration Statement was declared effective by the Securities and Exchange Commission on January 5, 2006.

-5-

Alliance One International, Inc.
Page 2

This press release contains forward-looking statements.  Actual results may differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in the section titled “Factors that May Affect Future Results” in our Annual Report on Form 10-K for the year ended March 31, 2005 and under the heading of “Risk Factors” listed from time to time in the Company's filings with the Securities and Exchange Commission.

Alliance One International, Inc. is a leading independent leaf tobacco merchant. For more information on Alliance One, visit the Company's website at http://www.aointl.com.

-6-